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                                                                   Exhibit 10.30


                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Executive Employment Agreement (the "Agreement") is dated as of July 1, 2004, by and between Mylan Laboratories Inc. (the "Company") and Stuart
A. Williams ("Executive").

                                    RECITALS:

         WHEREAS, the Company and Executive are parties to that certain Executive Employment Agreement dated as of March 1, 2002, as amended as of December 15, 2003 (the "Original Agreement");

         WHEREAS, the Company wishes to continue to employ Executive as Chief Legal Officer, and Executive desires to continue such employment; and

         WHEREAS, the parties wish to terminate the Original Agreement and to enter into this Agreement in its stead;

         NOW, THEREFORE, in consideration of the promises and mutual obligations of the parties contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

         1. Employment of Executive. The Company agrees to employ Executive, and Executive accepts employment by the Company, during the term of this Agreement for the consideration and on the terms and conditions provided herein.

         2. Effective Date: Term of Employment. This Agreement shall commence and be effective for all purposes as of the date hereof and shall remain in effect, unless earlier terminated, or extended or renewed, as provided in
Section 8 of this Agreement, through June 1, 2006.

         3. Executive's Compensation. Executive's compensation shall include the following:

         (a) Base Salary. During the term of this Agreement, as Executive's base compensation for all services to be performed, the Company shall pay Executive an annual salary of $450,000.00 (the "Base Salary"), payable in accordance with the Company's normal payroll practices for its executive officers. This Base Salary may be increased from time to time at the discretion of the Board of Directors of the Company, any committee that may be authorized by the Board or any officer having authority over executive compensation.

         (b) Bonus. During the term of this Agreement, Executive shall be eligible to receive an annual discretionary bonus targeted at one hundred percent (100%) of Executive's Base Salary. Executive's eligibility for a bonus and the amount of the bonus,


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if any, shall be determined by the Board of Directors in its sole discretion, or by any committee or officer having authority over executive compensation.

         (c) Fringe Benefits and Other Agreements. During the term of Employment, Executive shall receive such benefits of employment as are granted senior executive employees at the Chief Legal Officer level, including but not limited to, health insurance coverage, profit-sharing, participation in the Company's 401(k) plan, short-term disability benefits, 25 vacation days, expense reimbursement, and automobile usage in accordance with the plan documents or policies that govern such benefits. The Company will also pay for or reimburse Executive for professional fees and/or dues including fees and travel expenses associated with continuing legal education requirements. Executive shall also be considered eligible under such other agreements as are available to senior executives at the Chief Legal Officer level such as the change in control agreement.

         4. Confidentiality. Executive recognizes and acknowledges that the business interests of the Company and its subsidiaries, parents and affiliates (collectively the "Mylan Companies") require a confidential relationship between the Company and Executive and the fullest protection and confidential treatment of the financial data, customer information, supplier information, market information, marketing and/or promotional techniques and methods, pricing information, purchase information, sales policies, employee lists, policy and procedure information, records, advertising information, computer records, trade secrets, know how, plans and programs, sources of supply, and other knowledge of the business of the Mylan Companies (all of which are hereinafter jointly termed "Confidential Information") which have or may in whole or in part be conceived, learned or obtained by Executive in the course of Executive's employment with the Company. Accordingly, Executive agrees to keep secret and treat as confidential all Confidential Information whether or not copyrightable or patentable, and agrees not to use or aid others in learning of or using any Confidential Information except in the ordinary course of business and in furtherance of the Company's interests. During the term of this Agreement and at all times thereafter, except insofar as is necessary disclosure consistent with the Company's business interests:

         (a) Executive will not, directly or indirectly, disclose any Confidential Information to anyone outside the Mylan Companies;

         (b) Executive will not make copies of or otherwise disclose the contents of documents containing or constituting Confidential Information;

         (c) As to documents which are delivered to Executive or which are made available to him as a necessary part of the working relationships and duties of Executive within the business of the Company, Executive will treat such documents confidentially and will treat such documents as proprietary and confidential, not to be reproduced, disclosed or used without appropriate authority of the Company;

         (d) Executive will not advise others that the information and/or know how included in Confidential Information is known to or used by the Company; and


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         (e) Executive will not in any manner disclose or use Confidential
Information for Executive's own account and will not aid, assist or abet others in the use of Confidential Information for their account or benefit, or for the account or benefit of any person or entity other than the Company.

The obligations set forth in this paragraph are in addition to any other agreements the Executive may have with the Company and any and all rights the Company may have under state or federal statutes or common law.

         5. Non-Competition and Non-Solicitation. Executive agrees that during the term of this Agreement and for a period ending two (2) years after termination of Executive's employment with the Company for any reason:

         (a) Executive shall not, directly or indirectly, whether for himself or for any other person, company, corporation or other entity be or become associated in any way (including but not limited to the association set forth in i-vii of this subsection) with any business or organization which is directly or indirectly engaged in the research, development, manufacture, production, marketing, promotion or sale of any product the same as or similar to those of the Mylan Companies, or which competes or intends to compete in any line of business with the Mylan Companies within North America. Notwithstanding the foregoing, Executive may during the period in which this paragraph is in effect own stock or other interests in corporations or other entities that engage in businesses the same or substantially similar to those engaged in by the Mylan Companies, provided that Executive does not, directly or indirectly (including without limitation as the result of ownership or control of another corporation or other entity), individually or as part of a group (as that term is defined in
Section 13 (d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) (i) control or have the ability to control the corporation or other entity, (ii) provide to the corporation or entity, whether as an Executive, consultant or otherwise, advice or consultation, (iii) provide to the corporation or entity any confidential or proprietary information regarding the Mylan Companies or its businesses or regarding the conduct of businesses similar to those of the Mylan Companies,
(iv) hold or have the right by contract or arrangement or understanding with other parties to hold a position on the board of directors or other governing body of the corporation or entity or have the right by contract or arrangement or understanding with other parties to elect one or more persons to any such position, (v) hold a position as an officer of the corporation or entity, (vi) have the purpose to change or influence the control of the corporation or entity (other than solely by the voting of his shares or ownership interest) or (vii) have a business or other relationship, by contract or otherwise, with the corporation or entity other than as a passive investor in it; provided, however, that Executive may vote his shares or ownership interest in such manner as he chooses provided that such action does not otherwise violate the prohibitions set forth in this sentence.

         (b) Executive will not, either directly or indirectly, either for himself or for any other person, partnership, firm, company, corporation or other entity, contact, solicit, divert, or take away any of the customers or suppliers of the Mylan Companies.


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         (c) Executive will not solicit, entice or otherwise induce any employee of the Mylan Companies to leave the employ of the Mylan Companies for any reason whatsoever; nor will Executive directly or indirectly aid, assist or abet any other person or entity in soliciting or hiring any employee of the Mylan Companies, nor will Executive otherwise interfere with any contractual or other business relationships between the Mylan Companies and its employees.

         6. Severability. Should a court of competent jurisdiction determine that any section or sub-section of this Agreement is unenforceable because one or all of them are vague or overly broad, the parties agree that this Agreement may and shall be enforced to the maximum extent permitted by law. It is the intent of the parties that each section and sub-section of this Agreement be a separate and distinct promise and that unenforceability of any one subsection shall have no effect on the enforceability of another.

         7. Injunctive Relief. The parties agree that in the event of Executive's violation of sections 4 and/or 5 of this Agreement or any subsection thereunder, that the damage to the Company will be irreparable and that money damages will be difficult or impossible to ascertain. Accordingly, in addition to whatever other remedies the Company may have at law or in equity, Executive recognizes and agrees that the Company shall be entitled to a temporary restraining order and a temporary and permanent injunction enjoining and prohibiting any acts not permissible pursuant to this Agreement. Executive agrees that should either party seek to enforce or determine its rights because of an act of Executive which the Company believes to be in contravention of sections 4 and/or 5 of this Agreement or any subsection thereunder, the duration of the restrictions imposed thereby shall be extended for a time period equal to the period necessary to obtain judicial enforcement of the Company's rights.

         8.  Termination of Employment.

         (a) Resignation Without Good Reason. Executive may resign from employment at any time upon 90 days written notice to the Company. During the 90 days notice period Executive will continue to perform duties and abide by all other terms and conditions of this Agreement. Additionally, Executive will use his best efforts to effect a smooth and effective transition to whomever will replace Executive. The Company reserves the right to accelerate the effective date of Executive's resignation. If Executive resigns without "Good Reason" (as defined below), the Company shall have no liability to Executive under this Agreement other than that the Company shall pay Executive's wages and benefits through the effective date of Executive's resignation. Executive, however, will continue to be bound by all provisions of this Agreement that survive termination of employment. For purposes of this Agreement, "Good Reason" shall mean a reduction of Executive's Base Salary below the Base Salary stipulated in this Agreement, unless all other Chief officers of the Company (other than the CEO) are required to accept a similar reduction, or a relocation of Executive's principal place of work to a location more than thirty miles from Morgantown, West Virginia (with the exception of a relocation within 30 miles of Pittsburgh, PA which would be permissible unless and until Executive moves to Morgantown, West Virginia). If Executive resigns


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with Good Reason and complies in all respects with his obligations hereunder, the Company will pay Executive, within 30 days of his separation from the Company, a lump sum equal to two times: (i) his then-current Base Salary plus
(ii) the Prior Bonus (as defined below). The Company shall also pay the cost of continuing Executive's health insurance benefits for the 24 months following his separation from the Company; provided, however, that in the case of health insurance continuation, the Company's obligation to provide health insurance benefits shall end at such time as Executive, at his option, voluntarily obtains health insurance benefits through another employer or otherwise in connection with rendering services for a third party. Executive shall also be entitled one hundred percent (100%) vesting of all stock options described in this Agreement in the event of a Resignation with Good Reason. As used herein, "Prior Bonus" means the higher of: (i) the average of the annual bonuses paid to Executive in the three fiscal years prior to his separation from the Company; or (ii) the annual bonus applicable for the prior fiscal year.

         (b) Termination for Cause. The Company agrees not to terminate Executive's employment during the term of this Agreement except for Cause, as defined herein, and agrees to give Executive written notice of its belief that acts or events constituting Cause exist. Executive has the right to cure within fourteen (14) days of the Company's giving of such notice, the acts, events or conditions which led to such notice being given. For purposes of this Agreement, "Cause" shall mean: (i) Executive's willful and substantial misconduct with respect to the Company's business or affairs; (ii) Executive's gross neglect of duties, (iii) Executive's conviction of a crime involving moral turpitude; or
(iv) Executive's conviction of any felony. If the Company terminates Executive's employment for Cause, the Company shall have no liability to Executive other than to pay Executive's wages and benefits through the effective date of Executive's termination. Executive, however, will continue to be bound by all provisions of this Agreement that survive termination of employment.

         (c) Termination Without Cause. If the Company discharges Executive without Cause, the Company will pay Executive, within 30 days of his separation from the Company, a lump sum equal to two times: (i) his then-current Base Salary plus (ii) the Prior Bonus. The Company shall also pay the cost of continuing Executive's health insurance benefits for the 24 months following his separation from the Company; provided, however, that in the case of health insurance continuation, the Company's obligation to provide health insurance benefits shall end at such time as Executive, at his option, voluntarily obtains health insurance benefits through another employer or otherwise in connection with rendering services for a third party. Executive shall also be entitled to one hundred percent (100%) vesting of all stock options described in this Agreement in the event of a Termination without Cause. Executive, however, will continue to be bound by all provisions of this Agreement that survive termination of employment.

         (d) Death or Incapacity. The employment of Executive shall automatically terminate upon Executive's death or upon the occurrence of a disability that renders Executive incapable of performing the essential functions of his position within the meaning of the Americans With Disabilities Act of 1990. For all purposes of this


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Agreement, any such termination shall be treated in the same manner as a termination without Cause, as described in Section 9(c) above, and Executive, or Executive's estate, as applicable, shall receive all consideration, compensation and benefits that would be due and payable to Executive for a termination without Cause.

         (e) Extension or Renewal. The Term of Employment may be extended or renewed upon mutual agreement of Executive and the Company. If the Term of Employment is not extended or renewed on terms mutually acceptable to Executive and the Company, and if this Agreement has not been already terminated for reasons stated in Section 9 (a), (b), (c) or (d) of this Agreement, Executive shall be paid severance, within 30 days of his separation from the Company, in an amount equal to two times: (i) Executive's then-current Base Salary, plus
(ii) the Prior Bonus. In addition, Executive's health insurance benefits shall be continued at the Company's cost for twenty four (24) months; provided, however, that in the case of health insurance continuation, the Company's obligation to provide health insurance benefits shall end at such time as Executive, at his option, voluntarily obtains health insurance benefits through another employer or otherwise in connection with rendering services for a third party. Executive, however, will continue to be bound by all provisions of this Agreement that survive termination of employment.

         (f) No Duty to Mitigate. There shall be no requirement on the part of Executive to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments and benefits to which Executive is otherwise entitled under any contract and the amount of such payments and benefits shall not be reduced by any compensation or benefits received by Executive from other employment."

         (g) Return of Company Property. Upon the termination of Executive's employment for any reason, Executive shall immediately return to the Company all records, memoranda, files, notes, papers, correspondence, reports, documents, books, diskettes, hard drives, electronic files, and all copies or abstracts thereof that Executive has concerning the Company's business. Executive shall also immediately return all keys, identification cards or badges and other Company property.

         9. Indemnification. In the event that Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he is or was an officer, employee or agent of or is or was serving at the request of the Company as a director or officer, employee or agent or another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by law against all expenses, liabilities and losses (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith. Such right shall be a contract right and shall include the right to be paid by the Company expenses incurred in defending any such proceeding in advance of


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its final disposition; provided, however, that the payment of such expenses incurred by Executive in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by Executive while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding will be made only upon delivery to the Company of an undertaking, by or on behalf of Executive, to repay all amounts to so advanced if it should be determined ultimately that Executive is not entitled to be indemnified under this section or otherwise.

         Promptly after receipt by Executive of notice of the commencement of any action, suit or proceeding for which Executive may be entitled to be indemnified, Executive shall notify the Company in writing of the commencement thereof (but the failure to notify the Company shall not relieve it from any liability which it may have under this Section 10 unless and to the extent that it has been prejudiced in a material respect by such failure or from the forfeiture of substantial rights and defenses). If any such action, suit or proceeding is brought against Executive and he notifies the Company of the commencement thereof, the Company will be entitled to participate therein, and, to the extent it may elect by written notice delivered to Executive promptly after receiving the aforesaid notice from Executive, to assume the defense thereof with counsel reasonably satisfactory to Executive, which may be the same counsel as counsel to the Company. Notwithstanding the foregoing, Executive shall have the right to employ his own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Executive unless (i) the employment of such counsel shall have been authorized in writing by the Company,
(ii) the Company shall not have employed counsel reasonably satisfactory to Executive to take charge of the defense of such action within a reasonable time after notice of commencement of the action or (iii) Executive shall have reasonably concluded, after consultation with counsel to Executive, that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable (in which case the Company shall not have the right to direct the defense of such action on behalf of Executive), in any of which events such fees and expenses of one additional counsel shall be borne by the Company. Anything in this Section 11 to the contrary notwithstanding, the Company shall not be liable for any settlement of any claim or action effected without its written consent.

         10. Efforts and Transition. During the Term of Employment, Executive shall: serve the Company to the best of his ability, and use his best efforts to promote the interests of the Company. The Company recognizes that Executive is engaged in certain legal representations that will need to be transitional over time. Said legal representations may not affect performance of Executive's obligations under this Agreement.

         11. Other Agreements. The rights and obligations contained in this Agreement are in addition to and not in place of any rights or obligations contained in any other agreements between the Executive and the Company.

         12. Notices. All notices hereunder to the parties hereto shall be in writing sent by certified mail, return receipt requested, postage prepaid, and by fax, addressed to the respective parties at the following addresses:


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         If to the Company:  Mylan Laboratories Inc.
                             781 Chestnut Ridge Road
                             Morgantown, West Virginia 26504-4310
                             Attention: Chairman of the Board
                             With a noted copy to the Chief Executive Officer

         If to Executive:   at the most recent address on record at the Company.

Either party may, by written notice complying with the requirements of this section, specify another or different person or address for the purpose of notification hereunder. All notices shall be deemed to have been given and received on the day a fax is sent or, if mailed only, on the third business day following such mailing.

         13. Withholding. All payments required to be made by the Company hereunder to Executive or his dependents, beneficiaries, or estate will be payroll deductions as may be required by law.

         14. Modification and Waiver. This Agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions contained in this Agreement be binding unless in writing and signed by the party against whom the same is sought to be enforced, nor shall this section itself by waived verbally. This Agreement may be amended only by a written instrument duly executed by or on behalf of the parties hereto.

         15. Construction of Agreement. This Agreement and all of its provisions were subject to negotiation and shall not be construed more strictly against one party than against another party regardless of which party drafted any particular provision.

         16. Successors and Assigns. This Agreement and all of its provisions, rights and obligations shall be binding upon and inure to the benefit of the parties hereto and the Company's successors and assigns. This Agreement may be assigned by the Company to any person, firm or corporation which shall become the owner of substantially all of the assets of the Company or which shall succeed to the business of the Company; provided, however, that in the event of any such assignment the Company shall obtain an instrument in writing from the assignee in which such assignee assumes the obligations Executive. No right or interest to or in any payments or benefits hereunder shall be assignable by Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiary or beneficiaries so designated to receive any such amount, or if no Executive's estate. No right, benefit, or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law. Any attempt,


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voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect.

         17. Choice of Law and Forum. This Agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the Commonwealth of Pennsylvania. Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach hereof, including a claim for injunctive relief, or any claim which, in any way arises out of or relates to, Executive's employment with the Company or the termination of said employment, including but not limited to statutory claims for discrimination, shall be resolved by arbitration in accordance with the then current rules of the American Arbitration Association respecting employment disputes. The hearing of any such dispute will be held in Pittsburgh, Pennsylvania, and the parties shall bear their own costs, expenses and counsel fees. The decision of the arbitrator(s) will be final and binding on all parties. Executive and the Company expressly consent to the jurisdiction of any such arbitrator over them.

         18. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way affect the interpretation of any of the terms or conditions of this Agreement.

         19. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         20. Original Agreement. The parties agree that the Original Agreement is terminated and superseded in all respects upon the effectiveness of this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above mentioned.

MYLAN LABORATORIES INC.                       EXECUTIVE:


 /s/  Robert J. Coury                          /s/  Stuart A. Williams
-----------------------------------           ----------------------------------
By:   Robert J. Coury                         Stuart A. Williams
Its:  Vice Chairman and CEO


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